                              MUSI INVESTMENTS S.A.
                            231 VAL DES BONS MALADES
                           L-2121 LUXEMBOURG-KIRCHBERG

                                November 19, 2001

Frisby Technologies, Inc.
3195 Centre Park Boulevard
Winston-Salem, N.C. 27107
Attention: Greg Frisby, Chairman

                           Re: Amendment of Convertible Note

Gentlemen:

                  Reference is made to the Convertible Promissory Note, dated as of May 14, 2001 (the "Convertible Note"), executed by Frisby Technologies, Inc. a Delaware corporation (the "Company"), and delivered to MUSI Investments S.A. ("MUSI") pursuant to the terms of the Loan Agreement, dated as of May 14, 2001, by and between the Company and MUSI.

                  The parties hereby amend the Convertible Note as follows:

1. The ninth sentence of paragraph 5(a) is hereby amended to read in its entirety as follows:

                  "The "Conversion Price" will be (i) for Units, $4 per Unit, and (ii) for the Conversion Shares, $1.10 per Conversion Share."

                  Except as specifically amended above, the Convertible Note shall remain in full force and effect and is hereby ratified and confirmed.

                  This Amendment shall be governed by and construed in accordance with the laws of the State of New York as in effect from time to time, without regard to any principles of choice of laws or conflicts of law.

                  This Amendment may not be modified, amended, altered or supplemented except by an agreement in writing executed by the parties hereto.

                  This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same instrument.

Frisby Technologies, Inc.
November 19, 2001
Page 2

                  If the foregoing is acceptable to you, please sign this Amendment below.

                                    Very truly yours,

                                    MUSI INVESTMENTS S.A.



                                    By: /s/ Luca Bassani Antivari
         `                              -----------------------------
                                        Name:  Luca Bassini Antivari
                                        Title: Managing Director

Agreed and Accepted as of
the date first above written:

FRISBY TECHNOLOGIES, INC.



By: /s/ Gregory S. Frisby
   --------------------------------
   Name:  Gregory S. Frisby
   Title: Chairman and CEO